Exhibit 10.28

AMENDMENT

TO THE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement is made as of December 5, 2008 by and among FGX International Inc., a Delaware corporation (the “Company”), Alec Taylor, a resident of the State of Rhode Island (the “Executive”) and FGX International Holdings Limited, a British Virgin Islands Corporation (“FGX Holdings”).

WHEREAS, the Company, the Executive and FGX Holdings are parties to a certain amended and restated Employment Agreement dated as of December 19, 2006 (the “Agreement”);

WHEREAS, pursuant to and in accordance with Section 20 of the Agreement, the Company, the Executive and FGX Holdings desire to amend the Agreement to, among other things, comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

NOW THEREFORE, in consideration of the foregoing promises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Executive and FGX Holdings agree as follows:

1.             Section 6(f) shall be amended in its entirety to read as follows:

“(f)          Good Reason.  The Executive shall have the right to terminate this Agreement and his employment with the Company hereunder by delivery of a written notice to the Company upon Good Reason.  For purposes of this Agreement, “Good Reason” means: (i) a change in the Executive’s principal office to a location outside a fifty (50) mile radius of the Executive’s principal office referenced in paragraph 3 above without the prior written consent of the Executive; (ii) a material breach of the Agreement by the Company and such breach is not cured to the reasonable satisfaction of the Executive within thirty (30) days after written notice thereof is delivered to the Board; (iii) a material reduction in the Executive’s Base Salary during the Employment Period other than in connection with an across-the board salary reduction for the Company’s senior management team approved by the Board (or the Compensation Committee thereof), provided that the Executive shall have received prior written notice of such reduction or (iv) any representation or warranty of the Company or FGX Holdings contained in Section 30 below shall have been false in any material respect when and as made; provided, however, that any proposed termination of employment by Executive shall be presumed to be other than for Good Reason unless (x) the Executive first provides written notice to the Company within ninety (90) days following the initial existence of the purported Good Reason condition, (y) the Company has been provided a period of thirty (30) days after receipt of the Executive’s notice during which to cure, rescind or otherwise remedy the actions, events or circumstances described in such notice and (z) the Executive’s termination of employment occurs within two years following the initial existence of the purported Good Reason condition.”

2.             Section 7(b)(iii) shall be amended to add the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, each payment made during the Severance Period shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.”

3.             Section 16 shall be amended by deleting the word “disability” therefrom.

4.             Except as expressly provided herein, no other modifications or amendments to the Agreement are being made and, with the exception of the amendment set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

FGX INTERNTIONAL INC.

By:	/s/ Anthony Di Paola
Title: Anthony Di Paola, Chief Financial Officer

EXECUTIVE:

By:	/s/ Alec Taylor

FGX HOLDINGS:

FGX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Anthony Di Paola
Title: Anthony Di Paola, Chief Financial Officer